Hollund Industrial, Inc. Completes Reverse Merger with Carver Corp

VANCOUVER, BRITISH COLUMBIA (Businesswire) Hollund Industrial, Inc. (OTC: HLLD) announced that, effective as of November 20th, 2007, it is a publicly traded company having completed its reverse merger with Carver Corp. As a result of this transaction, Carver Corp. has changed its name to Hollund Industrial, Inc (Hollund). Hollund now trades on the Over-The-Counter (OTC) pink sheets under the symbol HLLD.

In connection with the merger, effective as of October 30th, 2007, the board of directors appointed Michael Lacy and Claus Wagner-Bartak as directors and officers. Mr. Lacy serves as Hollund's president and chief executive officer, and Dr. Wagner-Bartak as vice president.

Also effective as of October 30th, 2007, both Darrell Cho and Samantha Roberts resigned from the board and as officers.

"The successful completion of this transaction coupled with Hollund’s common stock listing are both major milestones for us. Our listing on the OTC will provide us with access to new sources of capital with which to grow our company and greatly enhance our market visibility and awareness," stated Mr. Lacy, president and CEO of Hollund. “I look forward to sharing details of our growth strategy and news of our progress in executing that plan with our shareholders.”

About Hollund Industrial, Inc.

Incorporated in Washington, Hollund Industrial, Inc. (OTC: HLLD) is a development-stage industrial technology company focused on pioneering new technologies and applications in energy and other sectors. The Company was formed to capitalize on growing demand for technologically advanced heavy equipment solutions and infrastructure related project services worldwide.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "ACT"). In particular, when used in the preceding discussion, the words "estimated," "believe," "optimistic," "expect," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the ACT and are subject to risks and uncertainties, and actual results could differ materially from those expressed in forward-looking statements. Such risks and uncertainties include, but are not limited to, unfavorable market conditions, increased competition, limited working capital, and failure to implement business strategies, actions by regulatory agencies, and other risks.

FOR FURTHER INFORMATION PLEASE CONTACT:

Karolina Czajka, Investor Relations

866-840-7219